Exhibit 10.37

CLEAN DIESEL TECHNOLOGIES, INC.

NEW EMPLOYEE INDUCEMENT AWARD

RESTRICTED SHARE UNITS

The purpose of this New Employee Inducement Award (the “Award”) granted by Clean Diesel Technologies, Inc., a Delaware corporation (the “Corporation”), is to further the interests of the Corporation and its shareholders by providing incentives in the form of stock awards to persons not previously Employees of the Corporation, or following a bona fide period of non-employment, as an inducement material to the person’s entering into employment with the Corporation within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

I.	NOTICE OF GRANT OF RESTRICTED SHARE UNITS (the “Notice”).

Participant:	Robert Craig Breese

Date of Grant:	March 8, 2012

Number of Restricted Share Units:	58,892

Initial Vesting Date:	March 8, 2013

Vesting Schedule:	Subject to the Terms and Conditions, the Award shall vest and become nonforfeitable with respect to 28% of the total number of Restricted Share Units subject to the award on the Initial Vesting Date and 9% quarterly thereafter, beginning June 20, 2013.* The Participant has no right to pro-rated vesting of the Award if his or her service to the Corporation terminates before any applicable vesting date (regardless of the portion of the vesting period the Participant was in service to the Corporation).

*	Except as otherwise provided in the Terms and Conditions, Participant will not vest in the Restricted Share Units unless he is a service provider to the Corporation or one of its affiliates through the applicable vesting date.

II.	TERMS AND CONDITIONS

1.	DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in Appendix A.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Award. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	GRANT

The Corporation grants to the Participant the number of Restricted Share Units set forth on the Notice, subject to all of the terms and conditions set forth in the Notice and this Terms and Conditions. When Shares of the Corporation’s common stock (the “Shares”) are paid to the Participant, par value will be deemed paid by the Participant for each Restricted Share Unit by past services rendered by the Participant.

3.	ADMINISTRATION

3.1 Committee.

(a) This Award shall be administered by the Board. The Board may, however, appoint a Committee to administer the Award which shall consist of not less than a sufficient number of disinterested members of the Board so as to qualify the Committee to administer this Award as contemplated by Rule 16b-3 and Section 162(m) of the Code. Vacancies on the Committee shall be filled by the Board.

(b) The Board or Committee is authorized to (i) interpret and administer the Award, (ii) grant waivers and accelerations of the Award, and (iii) take any other action necessary for the proper administration and operation of the Award.

3.2 Effect of Determination. Determination of the Board or Committee shall be final, binding and conclusive on the Participant. No member of the Board or Committee or any of its designee shall be personally liable for any action or determination made in good faith with respect to this Award.

4.	CORPORATION’S OBLIGATION TO PAY

Unless and until the Award has vested in the manner set forth in the Notice or paragraphs 6 or 7, the Participant will have no right to payment of such Restricted Share Units. Prior to actual payment of any vested Restricted Share Units, such Restricted Share Units will represent an unsecured obligation. Payment of any vested Restricted Share Units will be made in whole Shares only, provided, however, that if the Corporation determines that it is necessary or advisable, the Shares subject to this Award shall be sold immediately upon settlement of the Award, and the Participant shall receive the proceeds from the sale, less any applicable fees and taxes or other required withholding.

5.	VESTING SCHEDULE/PERIOD OF RESTRICTION

Except as provided in paragraphs 6 or 7, the Restricted Share Units will vest in accordance with the schedule set forth in the Notice. Restricted Share Units will not vest unless the Participant has been continuously employed by the Corporation or by one of its affiliates from the Grant Date until the date the Restricted Share Units are scheduled to vest.

6.	TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

Unvested Restricted Share Units will vest immediately upon Participant’s termination Without Cause or Resignation for Good Reason concurrent with or subsequent to a Change in Control. In the event that any applicable law limits the Corporation’s ability to accelerate the vesting of this Award, this paragraph 6 will be limited to the extent required to comply with applicable law.

7.	BOARD DISCRETION

The Board, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Share Units at any time, subject to the terms of the Award. If so accelerated, such Restricted Share Units will be considered as having vested as of the date specified by the Board. Subject to the provisions of this paragraph 7, if the Board, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Share Units, the payment of such accelerated Restricted Share Units shall be made within two and one-half (2 1/2) months following the end of the Corporation’s tax year that includes the date such accelerated Restricted Share Units vest.

8.	PAYMENT AFTER VESTING

Any Restricted Share Units that vest in accordance with the Notice or paragraphs 6 or 7 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) as soon as practicable following the date of vesting, but in all cases within two and one-half (2 1/2) months following the end of the Corporation’s tax year that includes the date such Restricted Share Units vest. For each Restricted Share Unit that vests, the Participant will receive one Share, subject to paragraph 13. The Participant hereby authorizes the Corporation, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Corporation has notice any or all Shares acquired by the Participant pursuant to the Restricted Share Units issuance. Except as provided by the preceding sentence, a certificate for the shares as to which the Restricted Share Units are issued shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

9.	FORFEITURE

Notwithstanding any contrary provision of this Award, the balance of the Restricted Share Units that have not vested pursuant to the Notice or paragraphs 6 or 7 at the time of the Participant’s termination of service for any or no reason will be forfeited.

10.	WITHHOLDING OF TAXES

When Shares are issued as payment for vested Restricted Share Units or, in the discretion of the Corporation, such earlier time as the Tax Obligations (defined below) are due, the Corporation (or the employing affiliate) will withhold a portion of the Shares that have an aggregate market value sufficient to pay all taxes and social insurance liability and other requirements in connection with the Shares that are required to be withheld by the Corporation or the employing affiliate (collectively, the “Tax Obligations”). The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund provided in the United States for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding the foregoing, the Corporation, in its sole discretion, may require the Participant to make alternate arrangements satisfactory to the Corporation for such withholdings or remittances in advance of the arising of any remittance obligations to which the Participant has agreed or any withholding obligations.

Notwithstanding any contrary provision of this Award, no Shares will be issued unless and until satisfactory arrangements (as determined by the Corporation) have been made by the Participant with respect to the payment of any income and other taxes that the Corporation determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Corporation (or the employing affiliate) has the right to retain without notice from salary or other amounts payable to the Participant, cash having a sufficient value to satisfy any Tax Obligations that the Corporation determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Restricted Share Units award. All Tax Obligations related to the Restricted Share Units award and any Shares delivered in payment thereof are the sole responsibility of the Participant.

11.	RIGHTS AS STOCKHOLDER

Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Corporation in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Corporation or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). Notwithstanding any contrary provisions in this Terms and Conditions, any quarterly or other regular, periodic dividends or distributions (as determined by the Corporation) paid on Shares will affect neither unvested Restricted Share Units nor Restricted Share Units that are vested but unpaid, and no such dividends or other distributions will be paid on unvested Restricted Share Units or Restricted Share Units that are vested but unpaid. After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Corporation with respect to voting such Shares and receipt of dividends and distributions on such Shares.

12.	NO EFFECT ON EMPLOYMENT

This Award is not an employment or Service contract, and nothing in the Award shall be deemed to create in any way whatsoever any obligation on the Participant to continue in the Service of the Corporation or on the part of the Corporation to continue such service. In addition, nothing in the Award shall obligate the Corporation, its respective stockholders, Board or employees to continue any relationship that the Participant might have as an employee or Director for the Corporation.

13.	CHANGES IN SHARES

In the event that as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of the Shares or the adjustment in capital stock of the Corporation or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the Restricted Share Units will be increased, reduced or otherwise affected, and by virtue of any such event the Participant will in his capacity as owner of unvested Restricted Share Units that have been awarded to him (the “Prior Restricted Share Units”) be entitled to new or additional or different Shares of stock, cash or other securities or property (other than rights or warrants to purchase securities); such new or additional or different Shares, cash or securities or property will thereupon be considered to be unvested Restricted Share Units and will be subject to all of the conditions and restrictions that were applicable to the Prior Restricted Share Units pursuant to the Notice and Terms and Conditions. If the Participant receives rights or warrants with respect to any Prior Restricted Share Units, such rights or warrants may be held or exercised by the Participant, provided that until such exercise, any such rights or warrants, and after such exercise, any Shares or other securities acquired by the exercise of such rights or warrants, will be considered to be unvested Restricted Share Units and will be subject to all of the conditions and restrictions that were applicable to the Prior Restricted Share Units pursuant to the Notice and Terms and Conditions. The Board in its sole discretion at any time may accelerate the vesting of all or any portion of such new or additional Shares of stock, cash or securities, rights or warrants to purchase securities or Shares or other securities acquired by the exercise of such rights or warrants.

14.	ADDRESS FOR NOTICES

Any notice to be given to the Corporation under the terms of this Award shall be addressed to the Corporation, in care of Investor Relations, at Clean Diesel Technologies, Inc., 4567 Telephone Road, Suite 100, Ventura, CA 93003, U.S.A., or at such other address as the Corporation may hereafter designate in writing.

15.	AWARD IS NOT TRANSFERABLE

This Award and the rights and privileges conferred hereby shall not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process, until the Participant has been issued Shares in payment of the Restricted Share Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

16.	RESTRICTIONS ON SALE OF SECURITIES

The Shares issued as payment for vested Restricted Share Units under this Award will be registered under U. S. federal securities laws and will be freely tradable upon receipt. However,

Participant’s sale of the shares may be subject to any market blackout period that may be imposed by the Corporation and must comply with the Corporation’s insider trading policies, and any other applicable securities laws.

17.	BINDING AGREEMENT

Subject to the limitation on the transferability of this Award contained herein, the Notice and this Terms and Conditions will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18.	ADDITIONAL CONDITIONS TO ISSUANCE OF CERTIFICATES FOR SHARES

The Corporation will not be required to issue any certificate or certificates (which may be in book entry form) for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U. S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Board will, in its sole discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U. S. state or federal governmental agency, which the Board will, in its sole discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Share Units as the Board may establish from time to time for reasons of administrative convenience.

19.	AGREEMENT SEVERABLE

In the event that any provision in the Notice or the Terms and Conditions is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award.

20.	SECTION 409A OF THE CODE

It is the intent of this Award to comply with the requirements of Section 409A so that none of the Restricted Share Units provided under this Award or Shares issuable there under will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance there under, as each may be amended from time to time.

If the vesting of the balance, or some lesser portion of the balance, of the Restricted Share Units is accelerated in connection with Participant’s termination of service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Corporation), other than due to death, and if (a) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of service and (b) the payment of such accelerated Restricted Share Units will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following Participant’s termination of service, then the payment of such accelerated Restricted Share Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of service, unless the Participant dies following his termination of service, in which case, the Restricted Share Units will be paid in Shares to the Participant’s estate as soon as practicable following his death.

21.	MODIFICATIONS TO THE AWARD

This Notice and the Terms and Conditions constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award can be made only in an express written contract executed by a duly authorized officer of the Corporation. The Corporation reserves the right to revise this Award as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Share Units.

22.	ARBITRATION

Any and all disputes whatsoever between a Participant and the Corporation concerning the administration of this Award, the interpretation and effect of the Notice and Terms and Conditions or the rights of Participant under the Award shall be finally determined before one neutral arbitrator in the County of Ventura, California, U.S.A, under the rules of commercial arbitration of the American Arbitration Association then in effect and judgment upon any award by such arbitrator may be entered in any Court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator hereunder shall have no power or authority to award consequential, punitive or statutory damages.

23.	GOVERNING LAW

This Award and the rights of the Corporation and the Participants shall be governed and interpreted in accordance with the laws of California, U.S.A.

This Award is granted to Participant as an inducement material to his entering into employment with the Corporation within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules. In addition, notwithstanding any other provision of the Award to the contrary, the Restricted Share Units are granted either by a majority of the Corporation’s independent directors or by the independent compensation committee of the Board within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules.

By signing below, Participant: (a) acknowledges receipt of, and represents that Participant has read and is familiar with the terms and conditions of the Award, (b) accepts the Award subject to all of the terms and conditions set forth herein, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Award.

CLEAN DIESEL TECHNOLOGIES, INC.		PARTICIPANT

By:	/s/ Nikhil A Mehta	/s/ Robert Craig Breese
	Nikhil A. Mehta	Robert Craig Breese

Its: Chief Financial Officer		Date: March 26, 2012

Address:	4567 Telephone Road Suite 100	Address:	4567 Telephone Road Suite 100
	Ventura, CA 93003		Ventura, CA 93003

APPENDIX A

Definitions

a)	“Award” means this Restricted Share Units Award.

b)	“Board” means the Board of Directors of the Corporation.

c)	“Cause” means Participant’s (A) gross negligence or severe or continued misconduct in the performance of Participant’s material duties; (B) commission of or pleas of “guilty” or “no contest” to a felony offense or commission of any unlawful or criminal act which would be detrimental to the reputation or character of the Corporation; (C) participation in fraud or an act of dishonesty against the Corporation; (D) intentional material damage to or misappropriation of the Corporation’s property; material breach of Corporation policies or regulations; or (E) material breach of Participant’s Employment Agreement that is not cured to the Corporation’s reasonable satisfaction within five (5) days after written notice thereof to Participant (provided that any such breach which is not capable of cure, shall immediately constitute “Cause”).

d)	“Change in Control” means a change in ownership or control of the Corporation effected through any of the following transactions: (A) a merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction; (B) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets in liquidation or dissolution of the Corporation; (C) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a transfer of the then issued and outstanding voting securities of the Corporation by one or more of the Corporation’s shareholders; and (D) during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director of the Board subsequent to the date of the grant of this Award whose election, or a nomination for election by the Corporation’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Board, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act of 1934. Anything in the foregoing to the contrary notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

e)	“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

f)	“Committee” means the Committee of the Board or any successor committee as described in Section 3.1, or, if there shall be no such Committee, the Board.

g)	“Corporation” means Clean Diesel Technologies, Inc., a Delaware corporation, or any successor corporation, and its subsidiaries and affiliates, incorporated or otherwise, in which the Corporation shall own directly or indirectly at least fifty percent (50%) of the interests.

h)	“Director” means a member of the Board of Directors of the Corporation.

i)	“Employee” means any individual who is a salaried employee on the payroll of the Corporation.

j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

k)	“Good Reason” means (A) a material diminution in the nature or scope of Participant’s responsibilities, duties or authority; (B) the Corporation’s requirement that Participant be based at any location more than 50 miles from Participant’s current corporate office location in Ventura; (C) any other action or inaction that constitutes a material breach by the Corporation of the Participant’s Employment Agreement; or (D) a material diminution in Participant’s base salary.

l)	“Restricted Share Units” are the grant of rights to receive Shares on a future date subject to the terms, conditions and restrictions as set forth under this Award.

m)	“Rule 16b-3” means such rule as promulgated by the Securities and Exchange Commission under the Exchange Act as now in force or as such regulation or successor regulation shall be hereafter amended.

n)	“Shares” means Shares of the Corporation’s Common Stock.